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                                                                      EXHIBIT 99

NEWS RELEASE                              FOR:  iNTELEFILM CORPORATION
ALEX TASSOS & ASSOCIATES                        5501 Excelsior Blvd.
CORPORATE & FINANCIAL PUBLIC RELATIONS          Minneapolis, MN  55416
17 STONEPOINTE DR.                              Christopher T. Dahl, CEO
ESCONDIDO, CALIFORNIA  92025                    952-925-8840
Contact:  Alex Tassos
760-737-7000


     iNTELEFILM CORPORATION COMPLETES ACQUISITION OF HARMONY HOLDINGS, INC.

         Minneapolis - May 14, 2001 - iNTELEFILM Corporation (Nasdaq: FILM) announced today that it has completed a short-form merger between one of its subsidiaries and Harmony Holdings, Inc. (OTCBB: HAHO), resulting in Harmony becoming a wholly owned subsidiary of iNTELEFILM. Concurrent with the effectiveness of the merger, Harmony's stock ledger was closed and no subsequent transfers will be honored.

         As previously announced, iNTELEFILM proposed to acquire the outstanding common stock of Harmony which it did not already own by offering to exchange iNTELEFILM shares for Harmony shares. In February 2001, iNTELEFILM completed the offer it began in November 2000. Pursuant to the offer, iNTELEFILM attained sufficient ownership of Harmony to enable it to cause Harmony to be merged with a wholly owned subsidiary of iNTELEFILM without the vote of Harmony stockholders.

         As a result of the merger, every 13.75 outstanding shares of Harmony common stock not exchanged or accepted for exchange in the offer automatically converted into the right to receive one iNTELEFILM share as of 6:30 p.m. (EDT) on Monday, May 14, 2001.

         If you have questions about the merger, you may contact our investor relations department at (952) 925-8840.